Exhibit 99.1

Cambium Networks receives deficiency notice from Nasdaq

HOFFMAN ESTATES, IL, April 21, 2025 – Cambium Networks (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on April 16, 2025, it received an additional delinquency letter (the “second deficiency notice”) from The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it continues to be out of compliance with Nasdaq's continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) due to the Company's failure to timely file its Form 10-K for the year ended December 31, 2024 (the “Form 10-K”). This second deficiency notice follows the notice of delinquency received from Nasdaq on April 10, 2024, notifying the Company that it has failed to meet the $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “initial deficiency notice”).

In the second delinquency notice Nasdaq provided the Company with 60 calendar days from the date of the second deficiency notice to file the Form 10-K or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). If the Company submits a plan to Nasdaq and Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the due date of the filing of Form 10-K, or until October 13, 2025, to regain compliance. If Nasdaq does not accept our plan, we would have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company intends to resolve the deficiency and regain compliance with the listing requirement.

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

###

Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com